Exhibit 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT. THE REDACTIONS ARE INDICATED WITH “[**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

ETHANOL AND ISOBUTANOL PURCHASE AND MARKETING AGREEMENT

THIS ETHANOL AND ISOBUTANOL PURCHASE AND MARKETING AGREEMENT (this “Agreement”), dated as of February 16, 2018 (the “Execution Date”), is entered into by and between Eco-Energy, LLC, a Tennessee limited liability company with its registered office at 6100 Tower Circle, Suite 500, Franklin, Tennessee 37067 (“Eco”), and Agri-Energy, LLC, with its principal office located at 502 S Walnut Ave, Luverne, MN 56156 (“Agri-Energy”).

RECITALS

A. Agri-Energy operates an ethanol and isobutanol production facility located at 502 South Walnut Ave, Luverne, MN 56156 (the “Plant”) that is currently capable of producing up to approximately 18 million gallons per year of commercially marketable ethanol (the “Ethanol Output”) and up to 1.5 million gallons per year isobutanol (the “Isobutanol Output”) and desires to enter into a marketing agreement for the Ethanol Output and Isobutanol Output.

B. Eco is an ethanol marketer and is experienced in the marketing, selling and transportation of ethanol, and is willing to purchase and market all or a portion of the entire Ethanol Output and Isobutanol Output of the Plant.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS AGREED BETWEEN THE PARTIES:

1. Minimum Amounts:

(a) Agri-Energy shall sell [**] ethanol production to Eco (the “Monthly Ethanol Production”), and Eco shall purchase from Agri-Energy the entire amount of ethanol production made available by Agri-Energy to Eco each month during the Term (as defined in Section 20(a)), on the terms set forth in this Agreement. The parties agree and understand that Agri-Energy’s Monthly Ethanol Production will vary and that Agri-Energy will have no obligation to Eco under this Agreement if in any given calendar month Agri-Energy produces no ethanol, except for any obligations associated with Accepted Purchase Orders as contemplated in Section 2(c) below.

(b) In the event Agri-Energy sells more than [**] of its ethanol production to any person other than Eco, Eco shall have all rights and remedies available at law or otherwise, including, without limitation, offsetting amounts that would have been payable to Eco for such ethanol against amounts owed by Eco to Agri-Energy. If, however, Agri-Energy is offered a more favorable third-party product price quote than that which Eco has offered, and the quote is comparable in regard to term and structure, Agri-Energy shall provide notice to Eco of the offer specifying the counterparty, quantity, and specification. Upon receiving the aforementioned notification, Eco shall have the right, but not the obligation, to match the offer or transact directly with the third party if they meet Eco credit requirements.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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(c) Agri-Energy may sell isobutanol to Eco from time to time. Agri-Energy shall have no obligation to sell any isobutanol to Eco.

(d) Eco may purchase and otherwise market and sell ethanol and other products for Eco’s own use or account, and Eco may also market and sell ethanol and other products of other persons (including affiliates or related parties of Eco) as well as provide services to other persons, on such terms and conditions as are determined by Eco from time to time.

(e) Upon reasonable notice, Eco shall have the right to audit such books and/or records of Agri-Energy as it relates specifically to the Monthly Ethanol Production to ensure compliance with Section 1(a) of this Agreement. If Eco elects to perform the rights granted in this Section it must perform such audit in a reasonable and judicious manner.

2. Purchase and Sale:

(a) Eco shall use commercially reasonable efforts to solicit competitive market offers for the ethanol and isobutanol purchased from Agri-Energy. Eco shall use reasonable efforts to optimize freight, fuel characteristics, and other marketing tools to provide competitive market pricing for Agri-Energy’s ethanol and isobutanol production. Eco’s efforts shall include working with Agri-Energy, developing, and emerging markets to provide favorable ethanol and isobutanol pricing back to Agri-Energy when compared with market alternatives. When commercially reasonable, Eco shall assist Agri-Energy in determining if offers are competitive with alternative markets by providing market insight as part of the purchase offers or contracts.

(b) Eco shall use its commercially reasonable efforts to, from time to time, submit purchase orders or purchase contracts similar to Exhibit B (each, a “Purchase Order”) to Agri-Energy for purchases of ethanol or isobutanol produced at the Plant, all upon and subject to the terms and conditions of this Agreement. Eco may place a Purchase Order with Agri-Energy orally, by email or by a written Purchase Order in a form mutually acceptable to Agri-Energy and Eco. Any Purchase Orders agreed to orally shall promptly be confirmed in writing by Agri-Energy and Eco. The terms of any Purchase Order shall specify a purchase price F.O.B. the Plant (the “Purchase Price”) and shall specify the method of transport of the ethanol or isobutanol (i.e., via truck, rail or some combination thereof) and include a request for the sale and delivery of ethanol or isobutanol, as the case may be, on a one-time basis or on a daily, weekly, monthly or other periodic basis. Any Purchase Order may be cancelled by Eco at any time, prior to the earlier of: (i) the time at which such Purchase Order becomes an Accepted Purchase Order (as that term is defined in Section 2(c) below) or (ii) prior to the time that Agri-Energy has entered into a legally binding commitment based upon the Purchase Order.

(c) Agri-Energy may accept or reject each Purchase Order in whole but not in part. Agri-Energy shall notify Eco of Agri-Energy’s acceptance or rejection of each particular Purchase Order within the time period specified in such Purchase Order, or if no time period is specified in such Purchase Order, within twenty-four (24) hours of Agri-Energy’s receipt of such Purchase Order (in either case, the “Acceptance Period), and if Agri-Energy fails to notify Eco within the Acceptance Period, Agri-Energy shall be deemed to have rejected such Purchase Order. Agri-

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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Energy may accept or reject any Purchase Order orally, by e-mail or by written notice, provided, however, that Agri-Energy shall confirm all oral Purchase Orders in writing. Any Purchase Order that is accepted by Agri-Energy is referred to in this Agreement as an “Accepted Purchase Order” and is binding on both parties and becomes incorporated into this Agreement. Thus, each Accepted Purchase Order becomes assimilated into this Agreement for purposes of determining the parties’ rights, duties, and/or liabilities. Notwithstanding any other term or condition of this Agreement or any Accepted Purchase Order, in the event of any inconsistency between the terms and conditions of this Agreement and any Accepted Purchase Order, this Agreement shall govern unless such Accepted Purchase Order expressly states its intent to supersede this Agreement and is in writing and signed by authorized officers of both Eco and Agri-Energy. Eco shall summarize the terms of the Accepted Purchase Order in the form of a Purchase Contract (“Purchase Contract”).

(d) Each party shall designate one or more persons (each a “Representative”) who shall be authorized and directed to deal with the other party hereunder and to make all sales decisions on behalf of such party. All directions, transactions and authorizations given by such Representative(s) whether orally, electronically (including, without limitation, by email), by facsimile or in writing shall be binding upon the party that appointed the Representative. Both parties shall be entitled to rely on the authorization of the other party’s Representative(s) until it receives written notification from the other party that such authorization has been revoked and the name and contact information of the replacement representative(s).

3. Purchase Price and Fees:

(a) The amount payable by Eco to Agri-Energy for ethanol that is purchased by Eco pursuant to this Agreement shall be the Purchase Price set forth in the applicable Accepted Purchase Order.

(b) The amount payable by Agri-Energy to Eco for services related to ethanol to be sold to Eco under this Agreement shall be equal to [**] to Agri Energy in the applicable Purchase Order.

(c) The amount payable by Eco to Agri-Energy for isobutanol that is purchased by Eco pursuant to this Agreement shall be the Purchase Price set forth in the applicable Accepted Purchase Order (the “Isobutanol Fee”).

(d) The amount payable by Agri-Energy to Eco for services related to isobutanol to be provided by Eco under this Agreement shall be equal to [**] of isobutanol.

4. Payment:

(a) Subject to the terms and conditions set forth in this Agreement, upon Eco’s receipt from Agri-Energy of a bill of lading (BOL) and certificate of analysis (COA) for shipments made the previous week up until Sunday 11:59PM, Eco will pay to Agri-Energy by wire transfer each Thursday of that week. Eco shall deliver to Agri-Energy a bill of lading that identifies the ethanol or isobutanol for which payment is being made, the Purchase Contract that is the subject of the payment, the Purchase Price, amounts owed by Agri-Energy being netted against amounts owed by Eco (as defined in 4(c)) and the final amount being paid.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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(b) Subject to the terms and conditions set forth in this Agreement, Eco assumes the credit risk upon passage of title and risk of loss of the product as defined in 7(e) of this Agreement, and at no point will amounts owed to Agri-Energy be subject to or withheld because of the credit risk assumed by Eco.

(c) Subject to the terms and conditions set forth in this Agreement, the parties hereby agree that they shall discharge mutual debts and payment obligations due and owing to each other on a rotating and continuous basis through netting. Thus, all amounts owed by each party to the other party for the purchase and sale of any product and/or services (e.g., ethanol, isobutanol, ethanol marketing services, isobutanol marketing services, etc.) during the weekly billing period under this Agreement shall be netted so that only the excess amount remaining due shall be paid by the party who owes it at the end of each week. Each party will be responsible for keeping an accurate accounting of its accounts payable and receivable in a manner that justifies its prior week netting.

(d) Eco will negotiate all freight fees regarding the shipment of ethanol and isobutanol from the Plant. Eco will be responsible for remitting payment directly to all truck and rail carriers for all outbound shipments.

5. Renewable Identification Numbers: Agri-Energy shall accurately and timely assign Renewable Identification Numbers (singly, a “RIN” and, collectively, “RINs”) for all ethanol delivered hereunder with the equivalency value of 1.0 for corn ethanol and for all isobutanol delivered hereunder with the equivalency value of 1.3 for corn isobutanol. Such RINs shall comply with the rules and regulations promulgated by the Environmental Protection Agency pursuant to the Renewable Fuels Standard (as it may hereafter be amended, restated or modified). Simultaneously with the transfer of title to any ethanol or isobutanol from Agri-Energy to Eco hereunder (on invoice), Agri-Energy shall accurately assign and transfer the RIN or RINs for such ethanol or isobutanol to Eco. Alternatively, if it is later determined feasible, Agri-Energy shall permit Eco to generate, assign and transfer the RIN or RINs for such ethanol or isobutanol, acting as an Agent on behalf of Agri-Energy, including, without limitation, the creation and delivery of all necessary product transfer documents as required under applicable federal laws and regulations through the EPA EMTS. Upon request, Eco shall provide Agri-Energy with a transaction summary of all quarterly transactions; however, Agri-Energy shall remain responsible and accountable for the correct report submission of such required reports to the EPA.

6. Production and Loading Reports and Schedules:

(a) Agri-Energy shall provide to Eco ethanol production forecasts, as well as daily plant inventory balances for ethanol. The aforementioned information should include at a minimum the following:

(i) quarterly production schedules that accurately specify to the greatest extent possible the ethanol production schedule at the Plant for the following six calendar months; and

(ii) a daily status report by 1000 A.M. (CST) that provides:

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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(1) that day’s ethanol inventory, prior day’s production, that day’s production schedule for the Plant and the estimated production for the succeeding day;

(2) the volume of ethanol then stored at the Facility;

(3) the number of Railcars at the Facility on such day that have not yet left the Facility and are:

a. empty; or

b. loaded with ethanol; and

(4) such other increased or changed information as the parties may agree.

(b) Eco shall schedule the loading and shipment of all ethanol and isobutanol at the Plant, and shall provide to Agri-Energy no later than 3 p.m. on Wednesday of each week during the term of this Agreement:

(i) a loading schedule for the following week specifying the total loads to be shipped for the week, loads to be shipped for each Accepted Purchase Order, quantities of ethanol to be removed from the Plant each day and the method of transportation from the Plant (i.e. by truck or rail); and

(ii) rolling monthly estimates for the following month specifying the total loads to be shipped for the month, loads to be shipped for each Accepted Purchase Order, quantities of ethanol and isobutanol to be removed from the Plant each day, and method of transportation from the Plant (i.e. by truck or rail).

(c) On Monday and Wednesday of each week, Eco shall notify Agri-Energy of the then current estimate of the dates and times that railcars and trucks that Eco has scheduled to arrive at the Facility to take delivery of Ethanol and isobutanol

(d) No later than 5 p.m. each Friday (or such other day and time as Eco and Agri-Energy mutually agree) and such other times as Agri-Energy may reasonably request, Eco shall deliver a report listing each outstanding Accepted Purchase Order, which shall include:

(i) the Accepted Purchase Order number;

(ii) the amount of ethanol or isobutanol of such Accepted Purchase Order previously filled and the dates on which such portion or portions were filled and the remaining volumes of ethanol or isobutanol to be delivered in connection such Accepted Purchase Order; and

(iii) the scheduled delivery dates for each outstanding Accepted Purchase Order.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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(e) Eco and Agri-Energy shall cooperate in coordinating production and loading schedules, including by promptly notifying the other of any changes in any production or loading reports or schedules delivered hereunder; provided, however, that Eco shall be entitled to act and rely upon the production forecasts provided to Eco by Agri-Energy as described in Section 6 of this Agreement.

(f) No later than the fifth day of each calendar month during the Term, Agri-Energy shall provide Eco a report specifying the number of gallons of ethanol produced by the Plant in the immediately preceding calendar month.

(g) In order to assist Agri-Energy with analyzing the market and market opportunities, from time to time, as reasonably requested by Agri-Energy, Eco shall deliver to Agri-Energy a market insight report that provides indication key marked drivers, stocks and production reports. Eco agrees to make generally available to Agri-Energy all market insight, analysis and recommendations it derives from its involvement with and knowledge of ethanol production, supplies, trading and logistics.

(h) Eco assumes responsibility for logistics, railcar, and truck schedule management through a combination of the above activities partnered with active analysis of railcar fleet traces and projections of turn times, car movements, etc.

7. Delivery, Storage, Loading, Title:

(a) The place of delivery by Agri-Energy and pick-up by Eco for all ethanol and isobutanol purchased by Eco under this Agreement shall be F.O.B. the loading flange at the truck/rail load out of the Plant. Agri-Energy shall grant and allow Eco and its agents (including, without limitation, all truck and rail carriers) reasonable access to the Plant in the manner and at the times requested by Eco in order to allow Eco to take delivery of ethanol and isobutanol in accordance with the loading schedules provided by Eco pursuant to Section 6.

(b) Agri-Energy shall confirm, no later than the next day, meter or weight certificates, bills of lading and certificates of quality analysis for the previous day’s deliveries of ethanol and isobutanol to Eco.

(c) Eco shall arrange for all trucks and rail cars as needed to take delivery of all ethanol. Eco shall use its commercially reasonable efforts to manage the arrival of trucks and rail cars to be at the Plant for pick-up of ethanol and isobutanol in accordance with Eco’s loading schedules as provided to Agri-Energy pursuant to Section 6, or as otherwise mutually agreed by Eco and Agri-Energy.

(d) Agri-Energy shall provide and supply, without charge to Eco, all facilities, equipment and labor necessary to load the ethanol and isobutanol into trucks and rail cars (as applicable) at the Plant. Agri-Energy shall maintain all loading facilities and equipment at the Plant in accordance with industry standards and in good and safe operating condition and repair, subject to ordinary wear and tear. Without limiting the preceding sentence, Agri-Energy shall ensure (i) all trucks and rail cars shall be loaded to their full legal capacity (except as otherwise requested by Eco), and (ii) all trucks and rail cars shall be loaded without delay as quickly as is reasonably possible. Agri-

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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Energy will not pay demurrage charges for instances where truck loading is delayed due to multiple trucks arriving for loadout within the same general timeframe. In the event foreign matter or a foreign substance is discovered in any load of ethanol or isobutanol delivered hereunder, Agri-Energy shall take all action (at its cost and expense) to cooperate with Eco to determine such foreign matter or foreign substance and its content. Agri-Energy shall handle all ethanol and isobutanol during the loading process in a good and workmanlike manner and in accordance with Eco’s reasonable requirements and customary industry practices.

(e) Subject to Sections 9(b) and 10, transfer of product control (meeting the requirements of ASC 606—Revenue from Contracts with Customers), including title and risk of loss for ethanol or isobutanol shall pass from Agri-Energy to Eco after the loading of the ethanol or isobutanol into trucks, rail cars at the loading flange between the Plant and the transportation vehicle.

8. Quantity of Ethanol and Isobutanol; Production:

(a) The quantity of ethanol and isobutanol delivered to Eco under this Agreement and loaded by truck and rail shall be definitively established by outbound meter and weight certificates obtained from meters and scales of Agri-Energy that are properly certified as of the time of loading in accordance with any requirements imposed by any governmental or regulatory authorities and that otherwise comply in all material respects with all reasonable commercial standards and applicable laws, rules and regulations. Agri-Energy agrees to maintain at the Plant, in good and safe operating condition and repair and in accordance in all material respects with all applicable laws, rules and regulations, truck scales or metered pumps suitable for weighing/measuring ethanol. All costs and expenses incurred in connection with obtaining such certificates, and maintaining such truck weights, shall be borne by Agri-Energy.

9. Quality of Ethanol and Isobutanol:

(a) All ethanol sold to Eco hereunder shall meet all of the specifications and quality standards for ethanol set forth in Exhibit A (the “Specifications”). All isobutanol sold to Eco hereunder shall meet all of the Specifications for isobutanol set forth on Exhibit A.

(b) Notwithstanding any other term or condition of this Agreement, Agri-Energy agrees and acknowledges that it will be solely responsible for the quality of the ethanol and isobutanol produced at the Plant while it is within Agri-Energy’s control.

(c) The warranties above in this Section 9 do not extend to any device, product, or system into which the ethanol or isobutanol is incorporated. The warranties and remedies are conditional upon proper storage, installation, use and maintenance with care and good workmanship and/or in accordance with Agri-Energy’s instructions. This warranty is for the sole benefit of Eco, and does not extend to any subsequent transferee or purchaser of the ethanol or isobutanol products. Eco will not provide any representations or warranties on behalf of Agri-Energy.

10. Rejection of Product by Eco: Eco may reject, [**], any ethanol or isobutanol that fails to conform to or satisfy the requirements of Section 9. Eco shall provide Agri-Energy written notice as soon as possible of any such rejection of ethanol.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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If any ethanol or isobutanol is properly rejected by Eco (the “Rejected Product”), Eco will, in its discretion:

(a) Offer Agri-Energy a reasonable opportunity to examine and take possession of the Rejected Product, at Agri-Energy’s cost and expense, if Eco reasonably determines that the condition of the Rejected Product permits such examination and delivery prior to disposal;

(b) Dispose of the Rejected Product in the manner as directed by Agri-Energy, and at Agri-Energy’s cost and expense, subject to the requirements of applicable laws, rules and regulations and any third-party rights; or

(c) If Eco has no reasonably available means of disposing of the Rejected Product, and if Agri-Energy fails to direct Eco to dispose of the Rejected Product or directs Eco to dispose of the Rejected Product in a manner inconsistent with applicable laws, rules or regulations or any third-party rights, then Eco may return the Rejected Product to Agri-Energy, at Agri-Energy’s cost and expense.

(d) Eco’s obligation with respect to any Rejected Product shall be fulfilled upon Agri-Energy taking possession of the Rejected Product, the disposal of the Rejected Product or the return of the Rejected Product to Agri-Energy, as the case may be, in accordance with subparagraphs (a), (b) or (c) above.

(e) Agri-Energy shall reimburse Eco for all reasonable costs and expenses incurred by Eco for storing, transporting, returning, disposing of or otherwise handling Rejected Product, and Eco shall provide Agri-Energy with reasonable substantiating documentation for all such costs and expenses. Agri-Energy shall also refund any amounts paid by Eco to Agri-Energy for Rejected Product within ten (10) days of the date of Agri-Energy’s receipt of Eco’s written notice of the rejection. Eco shall have no obligation to pay Agri-Energy for Rejected Product, and after written approval from Agri-Energy, Eco may deduct from payments otherwise due from Eco to Agri-Energy under this Agreement the amount of any reimbursable costs or any required refund by Agri-Energy as described above.

(f) Pursuant to Section 11, Agri-Energy certifies the quality of ethanol or isobutanol subject to the terms and conditions set form in this Agreement prior to transfer of title and risk of loss under Section 7(e). If any ethanol or isobutanol is rejected following the transfer of title and risk of loss to Eco under Section 7(e), title and risk of loss to the Rejected Product shall revert to Agri-Energy effective upon the rejection of the ethanol or isobutanol, subject to Eco providing appropriate evidence that such product failed to confirm or to satisfy the requirements of Section 9 prior to transfer of title and risk of loss under Section 7(e).

11. Testing and Samples: If Agri-Energy knows or has reason to believe that any ethanol or isobutanol sold hereunder does not conform to or satisfy the requirements of Section 9 or may be subject to rejection under Section 10, Agri-Energy shall promptly notify Eco so that such ethanol or isobutanol can be tested before entering the stream of commerce. If Eco knows or has reason to believe that any ethanol or isobutanol does not conform to or satisfy the requirements of Section 9 or may be subject to rejection under Section 10, then Eco shall have Agri-Energy retest the retention samples at the Plant. If Agri-Energy is unable or unwilling to test the retention samples as described

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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above, Eco may obtain independent laboratory tests of such ethanol. If a test is initiated by Eco pursuant to the preceding sentence and the ethanol is tested and found to comply with Section 9 and to not be subject to rejection, then Eco shall be responsible for the costs of testing such ethanol and/or isobutanol. Agri-Energy shall be responsible for all testing costs in all other circumstances.

Agri-Energy will take an origin sample of ethanol and/or isobutanol representative of every truck and rail car loaded at the Plant, using sampling methodology that is consistent with industry standards. Agri-Energy will label the samples to indicate the date of testing and keep records identifying specific units that were loaded from such sample. The samples and identifying records will be retained by Agri-Energy for sixty (60) days. Testing of sulfate levels shall be done on all ethanol produced at this Plant.

Upon written request of Eco, Agri-Energy shall deliver to Eco a composite analysis of all ethanol and isobutanol produced at the Plant on a monthly basis, and also at such other times and for such production periods as are reasonably requested by Eco from time to time. The composite analysis shall be in a format reasonably acceptable to Eco and Agri-Energy.

12. Other Expenses: Agri-Energy shall be responsible for paying all sales taxes, fees and charges assessed or imposed by any governmental authority or industry organization with respect to the sale and delivery of ethanol and isobutanol to Eco as contemplated by this Agreement, including, without limitation, taxes, fees and charges for export, import, ad valorem, value added, assessment, sales, inspection or otherwise. Agri-Energy shall also be responsible for paying any and all local, state and federal tax liabilities. If any such taxes, fees and charges of Agri-Energy are paid by Eco, Agri-Energy shall promptly reimburse Eco for such fees and charges or Eco shall have a right to offset such taxes, fees and charges against amounts determined to be owed to Eco by Agri-Energy, pursuant to this Agreement. Eco shall be responsible for any and all taxes or fees directly attributable to it after title transfer.

13. Duties of Agri-Energy: Agri-Energy agrees as follows:

(a) Agri-Energy shall cooperate with Eco in the performance of the services to be provided by Eco under this Agreement in a commercially reasonable manner, including by providing Eco, in a timely manner, any records or information that Eco may reasonably request from time to time as part of Eco’s purchase of ethanol and isobutanol.

(b) Nothing herein shall be deemed to require Agri-Energy to produce any minimum amount of ethanol or isobutanol and, subject to any Purchase Orders accepted by Agri-Energy pursuant and subject to Sections 2(b) and 6(c) of this Agreement, Agri-Energy may reduce or eliminate its ethanol or isobutanol production for any reason without such reduction constituting a breach of this Agreement.

(c) Agri-Energy shall promptly notify and advise Eco of any laws, rules, regulations, court orders, requirements and standards, taxes, fees or charges of any governmental authority or industry organization (or any changes thereof) which could materially impact the ethanol or isobutanol sold hereunder or the sale or resale thereof, or any other transactions contemplated by this Agreement.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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(d) Agri-Energy shall perform its duties and obligations under this Agreement in a commercially reasonable manner and in compliance in all material respects with all governmental laws, rules and regulations that are applicable to Agri-Energy’s duties and obligations under this Agreement.

(e) Agri-Energy shall advise Eco of any matter regarding any ethanol or isobutanol sold hereunder that raises an issue of compliance of such ethanol or isobutanol with applicable governmental laws, rules or regulations or industry standards known to Agri-Energy.

(f) Agri-Energy shall use commercially reasonable efforts to obtain and continuously maintain in effect any and all material governmental and other consents, approvals, authorizations, registrations, licenses and permits that are necessary or appropriate for Agri-Energy to fully and timely perform all of its duties and obligations under this Agreement, including, without limitation, all licenses, permits and other approvals that are necessary or appropriate to market and sell the ethanol and isobutanol sold hereunder as contemplated herein.

(g) All ethanol and isobutanol delivered and sold to Eco by Agri-Energy shall be free and clear of all liens, restrictions on transferability, reservations, security interests, financing statements, licenses, mortgages, tax liens, charges, contracts of sale, mechanics’ and statutory liens and all other liens, claims, demands, restrictions and encumbrances whatsoever (collectively, “Encumbrances”).

(h) Agri-Energy will establish and maintain at all times true and accurate books, records, documents, contracts, accounts and electronic data in accordance with generally accepted accounting principles (GAAP) applied consistently from year to year consistent with good industry practices, distinguishable from all other books and records, in respect of all transactions undertaken by such party pursuant to this Agreement.

14. Duties of Eco: Eco agrees as follows:

(a) Eco shall perform its duties and obligations under this Agreement in a commercially reasonable manner and in compliance in all material respects with all governmental laws, rules and regulations that are applicable to its performance under this Agreement.

(b) Eco shall be responsible for Eco’s relationship and dealings with all third-party purchasers of ethanol and isobutanol from Eco, including with respect to and for billing, collections and account servicing and management, and, except as provided in Section 4(a), Eco shall bear all credit and collection risk with respect to Eco’s sales of ethanol and isobutanol to third parties.

(c) Eco shall promptly advise Agri-Energy of any matter regarding any ethanol or isobutanol sold hereunder that comes to the attention of Eco and that raises an issue of compliance of such ethanol or isobutanol with applicable governmental laws, rules, regulations or industry standards.

(d) Eco will establish and maintain at all times true and accurate books, records, documents, contracts, accounts and electronic data in accordance with generally accepted accounting principles (GAAP) applied consistently from year to year consistent with good industry practices, distinguishable from all other books and records, in respect of all transactions undertaken by such party pursuant to this Agreement.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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(e) Eco shall promptly notify and advise Agri-Energy of any laws, rules, regulations, court orders, requirements and standards, taxes, fees or charges of any governmental authority or industry organization (or any changes thereof) which could in any way impact the ethanol or isobutanol bought hereunder or the purchase or resale thereof, or any other transactions contemplated by this Agreement.

(f) Eco shall use commercially reasonable efforts to obtain and continuously maintain in effect any and all governmental and other consents, approvals, authorizations, registrations, licenses and permits that are necessary or appropriate for Eco to fully and timely perform all of its duties and obligations under this Agreement, including, without limitation, all licenses, permits and other approvals that are necessary or appropriate to market and sell the ethanol and isobutanol sold hereunder as contemplated herein.

(g) Eco shall endeavor to provide the Isobutanol Specific Services set forth on Exhibit A.

(h) Eco shall provide Agri-Energy market pricing reports on a daily basis. The aforementioned reports will include, but are not limited to, OPIS/Platts prices, known spot market transactions, forward market pricing, as well as delivered basis values.

(i) Eco shall provide Agri-Energy from time to time, assistance in regards to Federal and State excise tax administration and compliance, including but not limited to changes in tax laws, rates, filings or registration requirements.

15. Representations and Warranties of Agri-Energy: Agri-Energy represents and warrants to Eco as follows:

(a) Agri-Energy is duly organized, validly existing and in good standing under the laws of the state in which Agri-Energy was organized, and has and shall maintain all requisite power and authority to own or otherwise hold and use its property and carry on its business as now conducted and as to be conducted pursuant to this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by Agri-Energy, and constitutes the legal, valid and binding obligation of Agri-Energy, enforceable against Agri-Energy in accordance with its terms. Agri-Energy has and shall maintain all requisite power and authority to enter into and perform this Agreement, and all necessary actions and proceedings of Agri-Energy have been taken to authorize the execution, delivery and performance of this Agreement.

(c) The execution and performance of this Agreement does not and will not conflict with, breach or otherwise violate any of the terms or provisions of the organizational or governing documents of Agri-Energy or of any agreement, document or instrument to which Agri-Energy is a party or by which Agri-Energy or any of its assets or properties are bound.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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(d) There is no civil or criminal action or other litigation, action, suit, investigation, claim or demand pending or, to the knowledge of Agri-Energy, threatened, against Agri-Energy that may have a material adverse effect upon the transactions contemplated by this Agreement or Agri-Energy’s ability to perform its duties and obligations under, or to otherwise comply with, this Agreement.

(e) Agri-Energy shall have good and marketable title to all ethanol to be delivered hereunder, free and clear of all Encumbrances.

(f) Agri-Energy is now in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, “Laws”), other than for such noncompliance with Laws where neither the costs or potential costs of failing to comply, nor the costs or potential costs of causing compliance, would be material to Agri-Energy or its business or assets. The definition of Laws set forth above includes, without limitation, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act of 1986, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, any state equivalent thereof and all other laws related to the protection of the environment (“Environmental Laws”).

(g) No representation or warranty in this Agreement, or in any letter, certificate, exhibit, schedule, statement or other document furnished pursuant to this Agreement, contains any untrue statement of a material fact.

(h) As of the date of this Agreement, Agri-Energy has, and will at all times during the Term continuously maintain in effect, any and all governmental and other consents, approvals, authorizations, registrations, licenses and permits that are necessary or appropriate for Agri-Energy to fully and timely perform all of its duties and obligations under this Agreement, including, without limitation, all licenses, permits and other approvals that are necessary or appropriate to market and sell the ethanol and isobutanol sold hereunder as contemplated herein.

16. Representations and Warranties of Eco: Eco represents and warrants to Agri-Energy as follows:

(a) Eco is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has and shall maintain all requisite power and authority to own or otherwise hold and use its property and carry on its business as now conducted and as to be conducted pursuant to this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by Eco, and constitutes the legal, valid and binding obligation of Eco, enforceable against Eco in accordance with its terms. Eco has and shall maintain all requisite power and authority to enter into and perform this Agreement, and all necessary actions and proceedings of Eco have been taken to authorize the execution, delivery and performance of this Agreement.

(c) The execution and performance of this Agreement do not and will not conflict with, breach or otherwise violate any of the terms or provisions of the organizational or governing documents of Eco or of any agreement, document or instrument to which Eco is a party or by which Eco or any of its assets or properties are bound.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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(d) There is no civil or criminal action or other litigation, action, suit, investigation, claim or demand pending or, to the knowledge of Eco, threatened, against Eco that may have a material adverse effect upon the transactions contemplated by this Agreement or Eco’s ability to perform its duties and obligations under, or to otherwise comply with, this Agreement.

(e) Eco is now in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, “Laws”), other than such noncompliance with Laws where neither the costs or potential costs of failing to comply, nor the costs or potential costs of causing compliance, would be material to Eco or its business or assets. The definition of Laws set forth above includes, without limitation, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act of 1986, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, any state equivalent thereof and all other laws related to the protection of the environment (“Environmental Laws”).

(f) Eco has not withheld from Agri-Energy any material facts relating to Eco’s ethanol marketing capabilities, and/or relating to the business operations of Eco. Further, no representation or warranty in this Agreement, or in any letter, certificate, exhibit, schedule, statement or other document furnished pursuant to this Agreement, contains any untrue statement of a material fact.

(g) As of the date of this Agreement, Eco has, and will at all times during the Term continuously maintain in effect, any and all governmental and other consents, approvals, authorizations, registrations, licenses and permits that are necessary or appropriate for Eco to fully and timely perform all of its duties and obligations under this Agreement, including, without limitation, all licenses, permits and other approvals that are necessary or appropriate to market and sell the ethanol and isobutanol sold hereunder as contemplated herein.

(h) Throughout the Term, Eco will have the technical capability to market the quantity of ethanol and isobutanol required under this Agreement.

17. Eco Limitations:

(a) Subject to Section 28, Agri-Energy is responsible and liable for all non-deliveries of ethanol that it is contracted to supply to Eco hereunder. Without limiting the foregoing or Agri-Energy’s obligations and liabilities hereunder, Eco, in conjunction with Agri-Energy, shall reasonably assist in procuring ethanol from other suppliers to cover any such non-deliveries by Agri-Energy; provided, however, Agri-Energy will reimburse Eco for any losses, costs and expenses incurred by Eco relating thereto and Agri-Energy shall remain responsible and liable for any additional expense related to any failure to supply ethanol by Agri-Energy to Eco. In the event Eco procures product for Agri-Energy, Eco is obligated to act in good faith and in the best interests of Agri-Energy, and must keep Agri-Energy informed of such procurement to the greatest extent possible.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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(b) Eco shall reserve the right to refuse to do business with any party who it reasonably deems to be a credit or performance risk. In such an event, Agri-Energy may elect to sell ethanol or isobutanol to such party directly provided that Agri-Energy has met it minimum volume percentage under Section 1(a) of this Agreement. At Agri-Energy’s written request, Eco will offer guidance as to why any otherwise desirable counterparty has been deemed a credit risk unsuitable to do business with.

(c) Upon any termination of this Agreement, both parties will be responsible to take all actions reasonably necessary to complete any valid and existing Purchase Contracts.

18. Confidentiality:

(a) During the Term and for a period of three (3) years thereafter, the parties agree, to the extent permitted by law, to preserve and protect the confidentiality and terms of this Agreement, and to not disclose any terms hereof unless required by a court of competent jurisdiction or as agreed to by the other party. Both parties recognize that applicable law may require the filing of this Agreement with, or the furnishing of information to, governmental authorities or regulatory agencies. Both parties further recognize the need, from time to time, for the submission of this Agreement to affiliates, consultants or contractors performing work on, or related to, the subject matter of this Agreement. The parties agree to allow the submission of this Agreement to affiliates, consultants and contractors only if such affiliates, consultants and contractors agree to protect the confidentiality of this Agreement. In the event either party is of the opinion that applicable law requires it to file this Agreement with, or to disclose information related to this Agreement to, any judicial body, governmental authority or regulatory agency, that party shall so notify the other party in writing promptly upon learning of such requirement and prior to the disclosure or filing of this Agreement and, notwithstanding any other provision of this Section 18, shall disclose only those portions of this Agreement required by law and shall use its best efforts to maintain the confidentiality of the remainder.

(b) In the event that Agri-Energy is a reporting company pursuant to the Securities Exchange Act of 1934, as amended (the “Act”), and Agri-Energy determines that Agri-Energy is required to publicly disclose this Agreement or any of the terms hereof pursuant to Agri-Energy’s obligations under the Act, then Agri-Energy shall (i) provide prompt written notice of such determination to Eco, (ii) use its best efforts to seek the maximum level of confidential treatment of this Agreement and its terms including, specifically, seeking confidential treatment of all financial information in this Agreement, and (iii) provide Eco the opportunity to review, comment on and approve (which approval shall not be unreasonably withheld or delayed) all correspondence to and from Agri-Energy and the Securities Exchange Commission, including requests for confidential treatment.

19. Solicitation: During the Term, both Parties agree not to interfere with, solicit, disrupt or attempt to disrupt any relationships, contractual or otherwise, between either Parties customers, employees or vendors; provided, however that Eco acknowledges and accepts that Agri-Energy and/or Gevo, Inc. are or are likely to be engaged in discussions with various parties (some of whom may be Eco’s customers) regarding business transactions not related to the blending of ethanol into gasoline and that such discussions and potential business transactions shall not be deemed to violate this Section 19.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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20. Term and Termination:

(a) The term of this Agreement shall commence on 00:00 a.m. (CST) on February 19, 2018 and shall continue for [**] (the “Term”). Upon the expiration of the Term, this Agreement will automatically renew for additional consecutive terms [**] (“Subsequent Term”). Notwithstanding any other provision of this Agreement, this Agreement may be terminated as follows:

(i) By Agri-Energy in the event of a material breach of any of the terms hereof by Eco, by written notice (by certified mail, return receipt requested) specifying the breach, which notice shall be effective fifteen (15) days after it is given to Eco unless Eco cures the breach within such 15-day period, except for a breach of Section 4(a) for which notice shall not be required and Eco shall only have five (5) days to cure.

(ii) By Eco in the event of a material breach of any of the terms hereof by Agri-Energy, by written notice (by certified mail, return receipt requested) specifying the breach, which notice shall be effective fifteen (15) days after it is given to Agri-Energy unless Agri-Energy cures the breach within such fifteen (15) day period.

(iii) By either party hereto, without cause, after [**] from the Execution Date (the “One Year Anniversary”), provided that the terminating party provides written notice of the termination to the non-terminating party [**] prior to the [**].

(iv) By either party hereto, without cause, at any time during the Subsequent Term, provided that the terminating party provides written notice of the termination to the non-terminating party [**] prior to termination date selected by the terminating party.

(v) By the mutual consent of both parties on such terms as the parties may agree.

(vi) By either party upon the occurrence of a Change of Control of the other party. For purposes of this Section 21(a)(vi), “Change of Control” shall mean (A) the acquisition by any person, not affiliated with the party, of an aggregate of more than fifty percent (50%) of the shares of voting stock of the party outstanding immediately prior to the acquisition; or (B) any sale or liquidation of all or substantially all of the assets of the party (other than to a wholly-owned subsidiary of the party), or any merger, consolidation or reorganization in which the party is not the surviving entity or the sole owner of the surviving entity.

(vii) By either party immediately in the event that the other party is in a state of bankruptcy. For purposes hereof, a party is in a state of bankruptcy in the event a voluntary or involuntary proceeding is commenced with respect to such party under any applicable bankruptcy laws of any jurisdiction to which such party is subject, or otherwise, for arrangement, reorganization, dissolution, liquidation, settlement of claims or winding up of affairs and, if involuntary, such proceeding is consented to by such party or remains undismissed for more than sixty (60) days.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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(viii) By written notice pursuant to the terms of Section 28.

(b) The termination of this Agreement pursuant to the terms hereof shall not act as a waiver or release of any rights or remedies available at law, in equity or otherwise that may have accrued prior to such termination.

21. Licenses, Bonds, and Insurance: Each party represents that it now has and will maintain in full force and effect during the Term, at its sole cost, all necessary licenses, bonds and insurance, including general commercial insurance, in accordance with applicable laws and regulations. The commercial general liability insurance policy issued to Agri-Energy shall (i) be with an insurance carrier reasonably acceptable to the other, (ii) name Eco as an additional insured, and (iii) provide for a minimum of thirty (30) days’ written notice to the Eco prior to any cancellation, termination, nonrenewal, amendment or other change of such insurance policy. Agri-Energy shall provide reasonable proof of such insurance to Eco upon the reasonable request of Eco from time to time.

22. Limitation of Liability: Each party acknowledges and agrees that the other party does not make any guarantee, express or implied, to the other of profit, or any particular results from the transactions hereunder. In no event shall Eco be responsible for any loss or damages resulting from a mechanical, operational, accidental, or environmental event of any kind occurring prior to the ethanol or isobutanol being delivered to the trucks.

23. Disclaimer: Except as otherwise required herein, the parties to this Agreement understand and agree that neither party makes any warranty to the other respecting legal or regulatory requirements and risks of the transactions contemplated hereby.

24. Indemnity:

(a) Agri-Energy shall indemnify, defend and hold Eco (and its respective officers, directors, managers, members, shareholders, agents and representatives) harmless from claims, demands and causes of action asserted against Eco by any person (including, without limitation, employees of Eco) for personal injury or death, or for loss of or damage to property resulting from the willful misconduct or negligent acts or omissions of Agri-Energy or any of its officers, directors, managers, employees, agents or representatives.

(b) Eco shall indemnify, defend and hold Agri-Energy (and its respective officers, directors, managers, members, shareholders, agents and representatives) harmless from claims, demands and causes of action asserted against Agri-Energy by any person (including, without limitation, employees of Agri-Energy) for personal injury or death, or for loss of or damage to property resulting from the willful misconduct or negligent acts or omissions of Eco or any of its officers, directors, managers, employees, agents or representatives.

(c) Where personal injury, death or loss of or damage to property is the result of the joint negligence or misconduct of Agri-Energy and Eco, the parties expressly agree to indemnify each other in proportion to their respective share of such joint negligence or misconduct.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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25. Nature of Relationship: Each party hereto is an independent contractor providing or purchasing services or products from the other. No employment relationship, agency, partnership or joint venture is intended, nor shall any such relationship be deemed created hereby. Except as may be specifically set forth in this Agreement, each party shall be solely and exclusively responsible for its own expenses and costs of performance.

26. Notices: All notices under this Agreement shall be in writing and deemed duly given, if delivered: (a) personally by hand or by a nationally recognized overnight courier service, when delivered at the address specified in this Section 26; (b) by United States certified or registered first class mail when delivered at the address specified in this Section 26, on the date appearing on the return receipt therefor; (c) by facsimile transmission, when such facsimile transmission is transmitted to the facsimile transmission number specified in this Section 26; or (d) by electronic mail when such electronic mail is transmitted to the electronic mail address specified in this Section 26:

Agri-Energy:
ATTENTION:	President, Chief Operating Officer and Chief Technology Officer

ADDRESS:	c/o Gevo, Inc.
345 Inverness Drive South, Building C, Suite 310
Englewood, CO 80112

PHONE:	303-858-8358 x2427
FAX:	(303) 858-8431
EMAIL:	CRyan@gevo.com

Eco-Energy:	Eco-Energy, LLC
ATTENTION:	Executive Officer
ADDRESS:	6100 Tower Circle, Suite 500
Franklin, TN 37067

PHONE:	(615) 778-2898
FAX:	(615) 778-2897
EMAIL:

27. Compliance with Governmental Controls; No Breach:

(a) To the extent applicable, the parties agree to comply with all laws, ordinances, rules, codes, regulations and lawful orders of any government authority applicable to the performance of this Agreement, including, without limitation, safety, health, social security, pension and benefits, wage hour laws, Environmental Laws, and laws regarding unemployment compensation, non-discrimination on the basis of race, religion, color, sex or national origin and affirmative action (collectively, the “Regulations”).

(b) The parties enter this Agreement in reliance upon the Regulations in effect on the date of the Agreement with respect to or directly or indirectly affecting the ethanol and isobutanol to be delivered, including without limitation, production, gathering, manufacturing, transportation, sale and delivery thereof insofar as said Regulations affect the parties and their customers. In the event

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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that at any time subsequent to the date of the Agreement, any of said Regulations are changed or new Regulations are promulgated whether by law, decree, interpretation or regulation, or by response to the insistence or request of any governmental authority or person purporting to act therefore, and the effect of such changed or new Regulation (i) is or will not be covered by any other provisions of the Agreement, or (ii) has or will have an adverse economic effect upon the parties to this Agreement or the suppliers or customers of said parties, the parties shall have the option to request renegotiation of the prices and other pertinent terms provided for in the Agreement and their respective effective dates. Said option may be exercised by either party at any time after such changed or new Regulation is promulgated by giving notice of the exercise of its option to renegotiate prior to the time of delivery of ethanol or isobutanol or any part thereof. Such notice shall contain proposed new prices and terms requested. If the parties do not agree upon new prices and terms satisfactory to both parties within ten (10) days after such notice is given, either party shall have the right to terminate the Agreement at the end of said ten (10) day period.

28. Force Majeure: If any term or condition of this Agreement to be performed or observed by Eco or Agri-Energy (other than a payment or indemnification obligation) is rendered impossible of performance or observance due to any force majeure event or any other act, omission, matter, circumstance, event or occurrence beyond the commercially reasonable control of Eco or Agri-Energy, as the case may be (each, an “Force Majeure Event”), the affected party shall, for so long as such Force Majeure Event exists, be excused from such performance or observance, provided the affected party (i) promptly notifies the other party of the occurrence of the Force Majeure Event, (ii) takes all such steps as are reasonably necessary or appropriate to terminate, remedy or otherwise discontinue the effects of the Force Majeure Event, and (iii) recommences performance after the termination or discontinuance of the Force Majeure Event; provided, however, that if after thirty (30) days from the occurrence of the Force Majeure Event the affected party is still unable to perform its obligations under this Agreement, the other party may, in such party’s sole discretion, terminate this Agreement effective upon the giving of written notice to the affected party. The term “Force Majeure Event” includes an actual or threatened act or acts of war or terrorism, earthquake, acts of God including persistent weather conditions that materially affect the Plant’s ability to procure feedstock, receive shipments, ship ethanol or isobutanol, civil disturbance, hostilities, disorders, riots, sabotage, strikes, lockouts and labor disputes; provided, however, that nothing in this Section 28 is intended or shall be interpreted to require the resolution of labor disputes by acceding to the demands of labor when such course is inadvisable in the discretion of the party subject to such dispute. The term “Force Majeure Event” does not include (A) events affecting the performance of third-party suppliers of goods or services except to the extent caused by an event that otherwise is a Force Majeure Event; (B) changes to market conditions that affect the price of ethanol or isobutanol or other outputs of the Plant or corn or other feedstocks of the Plant that are not caused directly by a Force Majeure Event; (C) any obligation of either party to make payments hereunder; or (D) any event caused solely or primarily by the acts or omissions of the party claiming a Force Majeure Event.

29. General:

(a) This Agreement is the entire understanding of the parties concerning the subject matter hereof and supersedes any and all prior agreements. Additionally, if this Agreement expires and/or is terminated for any reason and there are existing Purchase Contracts that have yet to be completed at the time of such expiration and/or termination these Purchase Contracts remain legally

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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enforceable between the parties. Any amendment to this Agreement shall only be effective and binding if in writing and executed by the parties hereto. No waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition.

(b) If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c) This Agreement is not intended to, and does not, create or give rise to any fiduciary duty on the part of any party to any other.

(d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(e) All issues, questions and disputes concerning the validity, interpretation, enforcement, performance or termination of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any other choice of law or conflict of laws rules or provisions. The Federal District Court for the Southern District of New York shall be the exclusive forum for the adjudication of any disputes arising under the term of this Agreement and each of the parties irrevocably consents to the personal jurisdiction and subject matter jurisdiction of such courts.

(f) This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic signature.

(g) Time is of the essence in the performance by each of Eco and Agri-Energy of their obligations pursuant to this Agreement.

(h) Except as otherwise stated herein, each of Eco and Agri-Energy shall have all rights and remedies available in law, equity or otherwise in the event of the breach of failure to perform by the other of any term or condition of this Agreement.

(i) The recitals to this Agreement are an integral part hereof and are incorporated herein by reference.

[Reminder of Page Intentionally Left Blank; Signature Page Follows.]

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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IN WITNESS WHEREOF, the parties hereto have executed this Ethanol and Isobutanol Purchase and Marketing Agreement as of the Execution Date.

Eco-Energy, LLC

By:	/s/ Josh Bailey
Name: Josh Bailey
Its: CEO

Agri-Energy, LLC

By:	/s/ Christopher M. Ryan
Name: Christopher M. Ryan
Its: President

Ethanol Marketing Agreement

Signature Page

EXHIBIT A

E GRADE DENATURED FUEL ETHANOL SPECIFICATIONS

E Grade Denatured Fuel Ethanol Specifications

Specification Points	Test Method	Shipments	Deliveries1/
Apparent Proof, 60°F	Hydrometer	Report
Or Density, 60°F	ASTM D-4052	Report

Water, Volume %, Maximum	ASTM E-203 or E-1064	1.0

Ethanol, Volume %	ASTM D-5501
Minimum		93.5	93.0
Methanol, Volume %, Maximum	ASTM D-5501	0.5

Sulfur, ppm (wt/wt), Maximum	ASTM D5453	10

Solvent Washed Gum,	ASTM D-381
mg/100mL	Air Jet Method
Maximum		5

Potential Sulfate, mass ppm	ASTM D7319
Maximum		4

Chloride, mg/L	ASTM D-512-81
Maximum	Procedure C, Modified per D-4806	32

Copper, mg/L	ASTM D-1688
Maximum	Method A, Modified per D-4806	0.08

Acidity (as acetic acid), Mass %	ASTM D-1613
Maximum		0.007

pHe	ASTM D-6423
Minimum		6.5
Maximum		9.0

Appearance @ 60°F Denaturant Content and Type2/	Visual Examination	Visibly free of suspended or precipitated contaminants. Must be clear and bright.
Volume %		2

Corrosion Inhibitor Additive,	Minimum treat rate	Vendor	Additive
One of the following is	10 lbs./1000 bbls.	Innospec	DCI-11 Plus
required:	20 lbs/1000 bbls.	G. E. Betz	Endcor GCC9711
	20 lbs./1000 bbls.	Petrolite	Tolad 3222
	20 lbs./1000 bbls.	Nalco	5403
	20 lbs./1000 bbls.	Betz	ACN 13
	20 lbs./1000 bbls.	Midcontinental	MCC5011E
	13 lbs./1000 bbls.	Midcontinental	MCC5011PHE
	13 lbs./1000 bbls.	Petrolite	Tolad 3224
	13 lbs/1000 bbls.	US Water Services	Corrpro 654
	10 lbs/1000 bbls.	Nalco	5624A
	10 lbs/1000 bbls.	Nalco	5624ATR
	13 lbs/1000 bbls.	US Water Services	Corrpro 656
	6 lbs/1000 bbls	Ashland	Amergy ECI-6
	3 lbs/1000 bbls.	G.E. Power & Water	8Q123ULS
	10 lbs/1000 bbls.	NALCO	EC5624A Plus
	6 lbs/1000 bbls	US Water Services	Corrpro Pro NT

ISOBUTANOL SPECIFICATIONS

Exhibit A

ISOBUTANOL SPECIFIC SERVICES

Provide tankage for isobutanol and/or isobutanol blended gasoline.

Sourcing of petroleum base blendstocks for blending of isobutanol.

Assistance with gasoline regulations for isobutanol gasoline marketing (e.g. knowledge of gasoline requirements in various geographies).

Supply chain management and set up for isobutanol splash blending to include rail site selection, availability of gasoline blend stock, metering of blend components, and documentation of sales.

RIN management, including small volume sales directly from rail car.

Provide working capital for isobutanol blended gasoline.

Exhibit A

EXHIBIT B

Eco-Energy, LLC 725 Cool Springs Blvd Suite 500 Franklin, TN 37067

Purchase Deal Contract

To:	Your Name	Contract t No.: XXX13TP00001
	1010 Street Name Dr.	Negotiated Date: 6/4/2013
	Anywhere, USA 12345	Contract Term : 7/1/2013 to 9/30/2013

	Seller Contact	Buyer Contact
	Your Company Name	Eco-Energy, LLC
	Your Name	John Bowman
	Phone: 098-765-4321 Fax: 123-456-7890	Phone: 615-656-2142 Fax: 615-807-3814

Your Name (Seller) agrees to sell and deliver, and Eco-Energy, LLC (Buyer) agrees to purchase and Accept as per the following:

TOTAL CONTRACT QUANTITY: 2,697,000 GALLONS

PRODUCT:	Denatured Ethanol with RINs
PAYMENT TERM:	Wednesday following week of shipment
QUANTITY:	To be Shipped Either Option Plus/Minus 5%
Jul-2013 899,000 gal

PRICE: From: 07/01/2013 To: 07/31/2013

The final price shall be the average of Platts’ daily average quoted price for Chicago, IL/Ethanol for the current month less an offset of .0475 USD/gal.This is a volume contract, whereby the above referenced contract volume, to the nearest unit, shall be settled based on the monthly average for the month listed regardless of shipment/delivery timing. PROVISIONAL PRICE: The provisional price shall be Platts’ daily average quoted price for Chicago, IL/Ethanol for the first day of month close based on ship date less an offset of .0475 USD/gal.

TITLE TRANSFER:         FOB Anywhere, USA

DELIVERY MODE:         Railcar

SPECIAL TERMS

Accepted and Agreed to this day by:

Eco-Energy, LLC	Your Name Here

John Bowman	Your Name
Date:	Date:
Revised: 6/4/2013 13:17:00

Exhibit B